Exhibit 99.1

NEWS

For Release May 12, 2005 at 1:20 p.m. PST:

WJ Communications Announces First Quarter Results

May 12, 2005 - San Jose, CA - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced results for its first quarter ended April 3, 2005.

Revenue for the first quarter of 2005 was $7.8 million compared to $7.1 million in the same period of 2004.  Revenue from the Company’s core business consisting of semiconductor components, multi-chip modules and RFID reader modules increased 13% to $7.5 million from $6.6 million in the same period last year.  For comparison purposes, revenue for the first quarter of 2005 included revenue from our acquisition of EiC and Telenexus, Inc. of $1.3 million and $0.4 million, respectively.

On a U.S. GAAP basis, the Company reported a net loss of $7.7 million for the first quarter of 2005 or $0.12 per common share; this includes the one-time in-process research and development charge of $3.4 million associated with the acquisition of Telenexus, Inc. completed on January 28, 2005.  This compares to the U.S. GAAP basis net income of $3.6 million or $0.05 per common share including a non-recurring tax benefit of $6.5 million for the first quarter of 2004.  On a non-GAAP basis, the Company’s net loss for the first quarter of 2005 was $3.8 million or $0.06 per common share, compared to net loss of $3.1 million or $0.05 per common share in the same period in 2004.  A complete reconciliation of non-GAAP adjustments is included as a schedule attached to this release.

As of April 3, 2005, the Company had cash, cash equivalents and short-term investments of $38.6 million with no long-term debt outstanding, including the cash outlay of approximately $3.1 million during the first quarter of 2005 associated with the acquisition of Telenexus, Inc.

“We saw continued momentum from our RFID business. We added Symbol, an industry leader, as an RFID customer and our acquisition of Telenexus, Inc. has opened the door to other large OEMs focused on RFID,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications.

401 River Oaks Parkway, San Jose, CA 95134            Phone:  800-WJ1-4401      Fax:  408-577-6621

“During the first quarter, we saw some softness in the wireless infrastructure market; however we believe that we are well positioned for the expected 3G deployment in the second half of 2005.  We also saw some strength in CATV driven by need for voice, data and video in cable networks.”

“Our tradition of innovation and new product development continued in the first quarter as we were pleased to have a record 70 design wins, 75% of which were for 3G systems,” added Dr. Farese. “Our ongoing development projects led to the introduction of 5 new products, including “green” power amplifiers and new RFID reader cards.  Operationally, we have vacated our wafer fabrication facility located in Fremont, California prior to the end of the first quarter and are now consolidating into one wafer fabrication facility in Milpitas, California.”

Recent highlights for the Company include:

•                          RFID

•                  Collaborated with Texas Instruments to ensure interoperability and early availability of Gen 2 RFID products.

•                  Introduced a 1.0 Watt PCMCIA Type II RFID Reader Card — the MPR7000.  This higher power card allows for fast creation of customer applications where the read range and small size are critical.

•                  Developed and released the MIB1000 Kit, which enables the simple integration of WJ RFID cards in existing OEM reader products.

•                  Initiated the provision of DLL software on an open source basis to promote and facilitate the use of the company’s MPR Series RFID card products in a variety of applications.

•                  The Company showcased its advanced RFID capability and how it can enable OEMs to develop dynamic solutions at the RFID World Exposition in March and the 2005 RFID Journal LIVE Conference in April.

•                          Wireless Infrastructure

•                  Introduced the AP5xx family of PA modules a new line of highly linear 12 V power amplifier modules that are targeted for use as a driver or final stage amplifier in wireless infrastructure where high linearity and high power are required.

•                  Announced that all SOIC-8 amplifier products are now also available in lead-free form.  WJ Communications now offers over 98% of its available devices in lead-free and green packaging.

“Looking forward, we expect to see continued momentum in building relationships with major OEMs from our RFID business for the rest of 2005,” said Dr. Farese.  “However, RFID is an emerging market and sales are expected to be lumpy in the short term.  In wireless infrastructure, we continue to expect flat to modest growth in Q2, and then higher growth from the expected increased deployments of 3G systems in the second half of 2005.  These factors lead us to give a revenue guidance range at this time of $7.7 million to $8.5 million for the second quarter of 2005.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally as meaningful data in evaluating and managing our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), broadband cable, and defense and homeland security. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the actual success of deploying 3G in the second half of 2005, the actual future success in building relationships with major OEMs from RFID business in 2005, our actual future performance in wireless infrastructure for 2005, actual revenue performance in the second quarter of 2005 and risk factors as contained in the Company’s recent Form 10-K for year ended 2004 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission which are available on the SEC website at www.sec.gov.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The

Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

# # #

WJ Communications:		Investor Relations Contacts:

Ephraim Kwok	or	Chris Danne, Rakesh Mehta
Chief Financial Officer		The Blueshirt Group for WJ Communications
408-577-6200		415-217-7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	April 3, 2005	March 28, 2004

Sales
Core business(1)	$7,514	$6,638
Legacy(2)	260	433
Total sales	7,774	7,071

Cost of goods sold	4,348	3,195

Gross profit	3,426	3,876

Operating expenses:

Research & development	4,683	4,057

Selling & administrative	3,180	2,834

Acquired in-process research & development	3,400	—

Amortization of deferred stock compensation	69	58

Total operating expenses	11,332	6,949

Loss from operations	(7,906)	(3,073)

Interest income, net	217	141

Other income, net	5	—

Loss before income taxes	(7,684)	(2,932)

Income tax benefit	—	(6,542)

Net income (loss)	$(7,684)	$3,610

Basic net income (loss) per share	$(0.12)	$0.06

Diluted net income (loss) per share	$(0.12)	$0.05

Basic weighted average shares	63,027	59,396

Diluted weighted average shares	63,027	67,476

(1)                                  Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)                                  Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries
Unaudited Non-GAAP Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	April 3, 2005	March 28, 2004

Sales
Core business(1)	$7,514	$6,638
Legacy(2)	260	433
Total sales	7,774	7,071

Cost of goods sold	3,961	3,418

Gross profit	3,813	3,653

Operating expenses:

Research & development	4,683	4,057

Selling & administrative	3,180	2,827

Total operating expenses	7,863	6,884

Non-GAAP loss from operations	(4,050)	(3,231)

Interest income, net	217	141

Other income, net	5	—

Non-GAAP loss before income taxes	(3,828)	(3,090)

Non-GAAP income tax benefit	—	—

Non-GAAP net loss	$(3,828)	$(3,090)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.05)

Basic and diluted weighted average shares	63,027	59,396

(1)                                  Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)                                  Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(in thousands, except per share amounts)

	Three Months Ended
	April 3, 2005	March 28, 2004

Net income (loss) in accordance with GAAP	$(7,684)	$3,610

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation (Note 1)	90	67

Severance related cost (Note 2)	37	3

Fab depreciation adjustment (Note 3)	—	(228)

Acquired in-process research and development (Note 4)	3,400	—

Inventory step-up (Note 5)	329	—

Tax benefit resulting from the revised estimated liability related to our I.R.S. audit (Note 6)	—	(6,542)

Non-GAAP net loss	$(3,828)	$(3,090)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.05)

Basic and diluted weighted average shares	63,027	59,396

Note 1:               We have recorded deferred stock compensation representing the differential between the fair value of our common stock at the date of grant and the exercise price for employee stock options.  We are amortizing this non-cash amount using the straight line method over the vesting period of the options granted.

Note 2:               Severance agreements related to terminated employees.  Severance is an infrequent charge and is not indicative of our current on-going operations.

Note 3:               In December 2002 we decided to completely outsource our internal wafer fabrication.  This decision resulted in the acceleration of the depreciation of our fab equipment and leasehold improvements.  The non-GAAP adjustments reflect the incremental depreciation that we recorded as a result of this decision, adjusted for changes in the expected period of use of the assets.  The incremental depreciation related to this unusual event is not comparable to the straight-line depreciation recorded in other periods.

Note 4:               During the quarter ended April 3, 2005, we acquired privately-held Telenexus, Inc.  A portion of the purchase price, $3.4 million, was allocated to in-process research and development.   Acquiring in-process research and development is an infrequent charge and is not indicative of our current on-going operations.

Note 5:               As part of the EiC and Telenexus acquisitions, we allocated a portion of the purchase price to the acquired inventory based on the estimated fair value at the date of the respective acquisitions.  The difference between the fair value and the carrying value of the inventory (“inventory step-up”) is expected to impact cost of sales through our second quarter of 2005 as the inventory is sold.  This additional cost of goods sold is related solely to the acquisition and is not indicative of the underlying actual manufacturing cost of the product that we would incur on an operational basis.

Note 6:               The tax benefit for the quarter ended March 28, 2004 of $6.5 million resulted from the revision of our estimated tax liability based on the audit of our 1996 through 2000 tax returns.  The resolution of this outstanding tax liability over the course of 2004 was a one-time event.

WJ Communications Inc. and Subsidiaries
Unaudited Schedule of Non-GAAP Adjustments
(in thousands)

	Three Months Ended
	April 3, 2005	March 28, 2004

GROSS PROFIT:

GAAP gross profit	$3,426	$3,876
Severance related cost	37	(4)
Amortization of deferred stock compensation	21	9
Fab depreciation adjustment	—	(228)
Inventory step-up	329	—
Non-GAAP gross profit	$3,813	$3,653

OPERATING EXPENSES:

GAAP operating expenses	$11,332	$6,949
Severance related cost	—	(7)
Amortization of deferred stock compensation	(69)	(58)
Acquired in-process research and development	(3,400)	—
Non-GAAP operating exenses	$7,863	$6,884

INCOME TAX BENEFIT:

GAAP income tax benefit	$—	$(6,542)
Tax benefit resulting from the revised estimated liability related to our I.R.S. audit	—	6,542
Non-GAAP income tax benefit	$—	$—

WJ Communications Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 3, 2005(1)	December 31, 2004(2)
ASSETS

Cash and cash equivalents	$24,705	$24,392

Short-term investments	13,909	18,732

Accounts receivable, net	5,445	6,841

Inventory	5,016	5,148

Other current assets	2,814	3,183

Total current assets	51,889	58,296

Property, plant and equipment	8,388	9,679

Goodwill	6,835	1,368

Intangible assets, net	2,154	180

Other assets	211	210

Total assets	$69,477	$69,733

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$11,088	$11,572

Long-term obligations	16,144	16,864

Stockholders’ equity	42,245	41,297

Total liabilities and stockholders’ equity	$69,477	$69,733

(1)                                  Unaudited

(2)                                  Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.